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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-A/A

                                (AMENDMENT NO. 3)

                            ------------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             ABERCROMBIE & FITCH CO.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                 Delaware                                 31-1469076
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                     6301 Fitch Path, New Albany, Ohio 43054
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               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                 Name of each exchange on which
    to be so registered                 each class is to be registered
    -------------------                 -------------------------------

    Series A Participating              New York Stock Exchange
    Cumulative Preferred
    Stock Purchase Rights


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.                            [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.                            [ ]

Securities Act registration statement file numbers to which this
form relates:   Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:      None



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


         This Amendment No. 3 amends the Registration Statement on Form 8-A, dated July 21, 1998, as previously amended by Amendment No. 1 thereto, dated April 23, 1999 and Amendment No. 2 thereto, dated September 19, 2001 (collectively, the "Registration Statement"), of Abercrombie & Fitch Co., a Delaware corporation (the "Registrant"), in connection with the Registrant's listing of its Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") on the New York Stock Exchange.

         This Amendment No. 3 is being filed to amend and restate Item 1 to the Registration Statement. Item 2 to the Registration Statement is being restated in its entirety. Except as amended hereby, there are no other changes to the Registration Statement.

         ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 of this Registration Statement is hereby amended and restated in its entirety to read in full as follows:

         On July 16, 1998, the Board of Directors (the "Board") of the Registrant declared a dividend of one Right for each outstanding share of Class A Common Stock, par value $0.01 per share (the "Common Stock"), of the Registrant. The dividend was paid on July 28, 1998 (the "Original Rights Record Date") to holders of record as of the close of business on the Original Rights Record Date. As of July 16, 1998, there were 51,638,187 shares of Common Stock outstanding and 11,813 shares reserved for issuance. Each outstanding share of Common Stock on the Original Rights Record Date received one Right. Each share of Common Stock issued after the Original Rights Record Date and prior to May 25, 1999, was issued with one Right attached.

         Effective April 15, 1999, the Board declared a two-for-one stock split (the "Stock Split") on the Registrant's Common Stock, payable on June 15, 1999 to the holders of record at the close of business on May 25, 1999. In connection with the Stock Split, the number of Rights associated with each share of Common Stock outstanding as of the close of business on May 25, 1999, or issued or delivered after May 25, 1999 and prior to the Distribution Date (as defined below), was proportionately adjusted from one Right to 0.50 Right. Each share of Common Stock issued after May 25, 1999 and prior to the Distribution Date will be issued with 0.50 Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have 0.50 Rights attached.

         The terms and conditions of the Rights are set forth in a Rights Agreement, dated as of July 16, 1998, as amended by Amendment No. 1 to Rights Agreement, dated as of April 21, 1999, and supplemented by the Certificate of adjustment of number of Rights associated with each share of Class A Common Stock, dated May 27, 1999 (the "Certificate of Adjustment"), (collectively, the "Rights Agreement"). First Chicago Trust Company of New York served as Rights Agent under the Rights Agreement from July 16, 1998 until the close of business on October 5, 2001. National City Bank has been successor Rights Agent under the Rights Agreement since the opening of business on October 8, 2001.


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         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Registrant or any of the Registrant's subsidiaries or any employee benefit plan of the Registrant or any of the Registrant's subsidiaries) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the close of business on the 10th business day (or such later day as may be designated by the Board before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable to purchase Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Registrant. 100,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights. After the Distribution Date, each whole Right will be exercisable to purchase, at an initial exercise price of $250, one one-thousandth of a share of Preferred Stock.

         At any time after any person has become an Acquiring Person (but before the occurrence of any of the events described in the immediately following paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the exercise price of the Rights, a number of shares of Common Stock having a market value of twice the exercise price. At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per .50 Right.

         If, after any person has become an Acquiring Person, (1) the Registrant is involved in a merger or other business combination in which the Registrant is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Registrant and/or one or more of its subsidiaries sells or otherwise transfers assets or earning power aggregating more than 50% of the assets or earning power of the Registrant and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the exercise price of the Rights, a number of shares of common stock of the other party to the business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the exercise price.

         The Board may redeem all of the Rights at a price of $.01 per whole Right at any time before any person becomes an Acquiring Person.


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         The Rights will expire on July 16, 2008, unless earlier exchanged or redeemed.

         While the Rights remain redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons of an Acquiring Person), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

         Rights holders have no rights as a stockholder of the Registrant, including the right to vote and to receive dividends.

         The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Registrant without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Board as described above.

         While the dividend of the Rights was not taxable to stockholders or to the Registrant, stockholders or the Registrant may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as described above.

         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, Amendment No. 1 to the Rights Agreement and the Certificate of Adjustment, which have been filed as Exhibits 1, 2 and 3, respectively, to the Registration Statement.

         ITEM 2. EXHIBITS

         Item 2 of the Registration Statement is hereby restated in its entirety to read as follows:


     Exhibit No.                           Description
     -----------                           -----------

          1 Rights Agreement, dated as of July 16, 1998, between the Registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated and filed on July 21, 1998 [File No. 1-12107])


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     Exhibit No.                           Description
     -----------                           -----------

          2 Amendment No. 1 to Rights Agreement, dated as of April 21, 1999, between the Registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to Exhibit 2 to the Registrant's Amendment No. 1 to Form 8-A, dated April 23, 1999 and filed April 26, 1999 [File No. 1-12107])

          3 Certificate of adjustment of number of Rights associated with each share of Class A Common Stock, dated May 27, 1999 (incorporated by reference to Exhibit 4.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1999 [File No.
                        1-12107])

          4 Appointment and Acceptance of Successor Rights Agent, effective as of the opening of business on October 8, 2001, between the Registrant and National City Bank (incorporated herein by reference to Exhibit 4.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended August 4, 2001 [File No. 1-12107])





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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            ABERCROMBIE & FITCH CO.


                                            By: /s/ Seth R. Johnson
                                                -------------------------------
                                                 Seth R. Johnson
                                                 Executive Vice President-Chief
                                                 Operating Officer
August 6, 2003




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